EXHIBIT 23.2

Consent of Independent registered public accounting firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2019, relating to the consolidated financial statements of Monolithic Power Systems, Inc. and subsidiaries (the “Company”), as of December 31, 2018 and for each of the two years in the period ended December 31, 2018, appearing in the Annual Report on Form 10-K of Monolithic Power Systems, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

August 3, 2020